SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): December 13, 2006

                       Kronos Advanced Technologies, Inc.
               (Exact Name of Registrant as Specified in Charter)

         Nevada                        000-30191               87-0440410
(State or other jurisdiction          (Commission             (IRS Employer
     of incorporation)                File Number)          Identification No.)

464 Common Street, Suite 301, Belmont, Massachusetts             02478
  (Address of principal executive offices)                    (Zip code)

                                 (617) 993-9965
               Registrant's telephone number, including area code


                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On December 13, 2006 (the "Transaction Date"), Kronos Advanced Technologies, Inc., a Nevada corporation (the "Company") issued to Cornell Capital Partners, LP ("Cornell") a convertible debenture (the "Debenture") in the principal amount of One Million Six Hundred Forty-Five Thousand Four Hundred Seventy-Six Dollars ($1,645,476) in satisfaction of the outstanding principal balance and accrued interest under that certain Promissory Note, issued by the Company to Cornell on June 22, 2005, in the principal amount of One Million Five Hundred Fifteen Thousand Dollars ($1,515,000) (the "Note").

     The Debenture is due on or before June 13, 2007 (the "Maturity Date"), and interest shall accrue on the outstanding principal balance thereof at an annual rate equal to twelve percent (12%). Interest shall be paid by the Company in cash or in shares of common stock of the Company, par value $0.001 per share ("Common Stock") and such shares of Common Stock shall be valued at the Closing Bid Price (as such term is defined in the Debenture) on the trading day immediately prior to the date paid at the option of the Company. The Company shall at all time reserve and keep available out of its authorized and unissued shares of Common Stock (taking into account the adjustments and restrictions set forth therein), solely for the purpose of issuance upon conversion of the Debenture and payment of interest on the Debenture, not less than such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Debenture and payment of interest thereunder.

     The Company at its option shall have the right to redeem a portion or all amounts outstanding under the Debenture prior to the Maturity Date by providing five (5) business days prior written notice to the holder of its intention to make a redemption (the "Redemption Notice Period") setting forth the amount of principal it desires to redeem. After receipt of the redemption notice, the holder has through the end of the Redemption Notice Period to elect to convert a portion of the Debenture, up to and not exceeding an amount of shares of restricted Common Stock that after giving affect to such conversion, the holder, together with any affiliates, would beneficially own 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. On the sixth (6th) business day after the redemption notice, the Company must deliver to holder the redemption amount with respect to the principal amount redeemed after giving effect to any conversions during the Redemption Notice Period. It is an event of default under the Debenture if the Company does not timely make the redemption payment and the conversion limitation described above will no longer apply.

     The Debenture is convertible into unregistered shares of Common Stock at the option of the holder, in whole or in part at any time and from time to time subject to certain limitations set forth therein. The number of shares of Common Stock issuable upon conversion equals the quotient obtained by dividing (x) the outstanding amount of the Debenture to be converted by (y) $0.0075 per share, which such price may be adjusted pursuant to the terms of the Debenture.

     The Company shall not effect any conversions under the Debenture and the holder shall not have the right to convert any portion of the Debenture or receive shares of restricted Common Stock as payment of interest or principal thereunder to the extend that, after giving effect to such conversion or receipt of such interest or principal payment, the holder, together with any affiliate thereof, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest.

     A copy of the Debenture is attached hereto as Exhibit 10.1.


ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

     See Item 1.01 Above.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Not applicable.

     (b) Not applicable.

     (c) Not applicable.

     (d) Exhibit No. Description:

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Exhibit             Description                                      Location

Exhibit 10.1        Convertible Debenture, dated                     Provided
                    December 13, 2006, issued by the                 herewith
                    Company to Cornell Capital Partners, LP











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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 15, 2006         KRONOS ADVANCED TECHNOLOGIES, INC.


                                   By:      /s/ Daniel R. Dwight
                                            ---------------------
                                   Name:    Daniel R. Dwight
                                   Title:   President, Chief Executive Officer
                                            and Director